Memorandum of Understanding

This Memorandum of Understanding (MOU) dated November 24, 2005

BETWEEN:

Samlex Europe B.V. (“Samlex”), a company incorporated under the laws of The Netherlands.

AND:

Marcel van Veen and/or M.R.C. Holding B.V. (the “Shareholder”), the sole shareholder of Samlex.

AND:

Jacob van Veen and/or Mati Holding B.V. (the “Lender”), a lender of money to Samlex.

AND:

QUANTEX CAPITAL CORPORATION (“Quantex”), a company incorporated under the laws of the State of Delaware in the United States of America.

AND:

QUANTEX CAPITAL (CANADA) CORPORATION and SAMLEX AMERICA INC. (“the Subsidiaries”), subsidiaries of Quantex. (Together with Quantex, the “Purchaser”).

WHEREAS:

A.	The Shareholder wishes to sell 51% of the outstanding shares (the “Shares”) of Samlex to Quantex or one of its Subsidiaries;

B.	The Lender has lent approximately €806,000 (the Lender’s Loan) to MRC Holding B.V., which in turn has lent it to Samlex;

C.	The Shareholder and the Lender stipulate that the Lender’s loan must be repaid to the Lender at the same time of any sale of the Shares by the Shareholder to the Purchaser.

THEREFORE, parties to this MOU agree as follows:

1)	The Purchase Price shall be €300,000 payable as follows:

•

€50,000  in approximately July, 2006. This amount shall be paid by Samlex to the Shareholder upon receipt of €50,000 from the sale of the Studer distributorship. Upon payment, this amount shall be deducted from any amounts owing to the Purchaser by Samlex;

•	€25,000 by the Purchaser to the Shareholder on January 1, 2007;
•	€75,000 by the Purchaser to the Shareholder on January 1, 2008;
•	€75,000 by the Purchaser to the Shareholder on January 1, 2009;
•	€75,000 by the Purchaser to the Shareholder on January 1, 2010.

2)

Upon closing, 51 shares of Samlex, representing 51% of the outstanding shares of Samlex at that time shall be transferred into Escrow with the Shareholder’s notary and shall be released to the Purchaser only when all of the terms and conditions of the final Sale and Loan Agreement are met, including the repayment of the Lender’s Loan.

3)

When all of the terms and conditions of the Sale and Loan Agreement are met. Simultaneously to the closing of the Sale and Loan Agreement, the Purchaser shall loan to Samlex the amount of the Lender’s Loan, as specified in the audited financial statements of Samlex and in turn, Samlex shall repay its loan to Mati Holding B.V. which shall repay its loan to the Lender. Any and all security held by the Lender and the Shareholder shall be surrendered.

4)

The amount that the Purchaser loans to Samlex (the “Purchaser’s Loan”) for the repayment of the Lender’s loan shall be subject to interest at a rate 5% and is payable upon demand. However, the Purchaser agrees only to take repayment of the Purchaser’s Loan (principal) in amounts and at times when it will not cause the operations of Samlex to suffer. Accrued interest will be paid on December 31st of each year.

5)

The Purchaser agrees to cause Samlex to enter into a management agreement with the Shareholder for €7,000/month plus reasonable benefits, effective on the Closing Date. The management agreement shall be for a period mutually agreed upon by both parties and the monthly compensation shall be renegotiated every year, but shall not be higher than 10% of the previous year unless otherwise agreed upon by both parties

6)

The Purchaser agrees to cause Samlex to enter into a management agreement with the Lender for €7,000/month plus reasonable benefits, effective on the Closing Date. The management agreement shall be for a period mutually agreed upon by both parties.

7)

A management fee equal to the Shareholder’s annual compensation will be paid from Samlex by the Purchaser every year. However, the Purchaser agrees to forfeit its right to the management fee for 2006 and will examine the financial position of Samlex before deciding whether to be paid the management fee for 2007 or defer the payment until some time later.

8)

A Dispersion of Profits shall occur every year to the shareholders of Samlex in direct proportion to the shareHolding. However, the Shareholder and the Purchaser agree not to cause the Dispersion of Profits to occur until such time as the payment of these amounts will not hinder the growth and financial well being of Samlex and at least until December 31, 2009. The amount that shall be dispersed will be subject to limitations that the Shareholder and Purchaser shall agree on that will ensure the financial well-being of Samlex.

9)

Samlex shall enter into a formal lease agreement for its current premises with the Lender for €6,000/month for a period of 36 months beginning on the Closing Date. A renewal option of 36 months shall be included in the lease agreement. The drafting of the lease agreement shall be the responsibility of the Lender.

10)	The Lender agrees to cause a company owned by the Lender to grant Samlex a first right of refusal to purchase the premises in the event that the Lender wishes to sell the premises.

11)	The Shareholder and the Lender warrant that no amounts are being paid by the supplier to the Shareholder, the Lender or any third party when product is purchased by Samlex from that supplier.

12)	The Shareholder and the Purchaser shall enter into a Shareholders’ Agreement that will address the future sale of the Samlex shares.

13)

Samlex will cause a life insurance policy to be taken out on the Shareholder for the sole purchase of providing funds for the Purchaser in the event that the Shareholders Agreement is triggered upon the death of the Shareholder.

14)

Upon closing, a representative of Quantex shall be appointed CEO of Samlex and the Shareholder shall be President. The Board of Directors shall be structured according the laws of The Netherlands such that Quantex has voting control of Samlex.

15)

Direct costs incurred by Quantex, the Subsidiaries and Samlex that are incurred for the mutual benefit of the Subsidiaries and Samlex, shall be shared by the Subsidiaries and Samlex, on an equitable basis as determined by Quantex. Examples of these are website development, the CEO’s salary, travel, joint marketing costs, etc.

16)	Quantex, Samlex and the Subsidiaries agree to the following transfer pricing parameters:

•	Inventory sold from one subsidiary to another, shall be sold at landed cost plus 10%.
•

All amounts shall be in US dollars and the conversion rate between foreign currency shall be fixed at the spot exchange rate according to the Bank of Canada website and as of the invoice date and shall be communicated by the seller to the buyer.

•	All amounts paid from one subsidiary to another shall be made by wire transfer.

17)

Samlex agrees to provide monthly financial statements and related reports to representatives of Quantex by the 10th day of the following month. Samlex also acknowledges that there is a requirement to have all or portions of the quarterly financial statements “Reviewed” by an independent and qualified accountant and that all or portions of the annual financial statements may have to be audited in accordance with the reporting requirements of Quantex. The cost of the independent accountants/auditors is the responsibility of Samlex. Samlex and Quantex will work together to find independent accountants/auditors that meet the requirements of Quantex, including the preparation of the financial statements in accordance with US generally accepted accounting principles.

18)

The Shareholder and one other representative of Samlex shall sit on the Advisory Board has assembled by Quantex. The purpose of the Advisory board is to set strategic goals for the whole organization and develop a plan for achieving those goals. The board will meet at least once a year.

19)	Samlex shall provide audited financial statements for 2004 and 2005 as soon as possible.

20)

Quantex is responsible for having the Sale and Loan Agreement and the Shareholder Agreement. The Shareholder and the Lender are responsible for drafting the Lease Agreement and the Management contracts. All agreements and contracts shall be drafted to the satisfaction of all parties to this MOU.

21)	The anticipated timeline for the closing of Sale and Loan Agreement is as follows:

•	By December 31, 2005, the Sale and Loan Agreement will be signed by all parties to this MOU;
•	Closing Date is 12:01am, Vancouver, BC time, on January 1, 2006
•

Audited financial statements of Samlex to be received by Quantex by January 31, 2006. Any material changes to the financial position of Samlex between those financial statements and financial statements dated November 24, as supplied by Samlex to the Purchaser shall result in a downward adjustment of the Purchase Price or termination of the Sale and Loan Agreement.

•

Within 60 days of Quantex receiving the audited financial statements of Samlex, Quantex will cause the transfer of the Lender’s Loan amount to the Lender, as stipulated in the Sale and Loan Agreement. This timeframe is necessary to convert the financial statements to English and US GAAP if required by the Securities and Exchange Commission of the United States, and to allow the financing of the Lender’s Loan after the audited financial statements are reviewed by Quantex’s bankers.

22)	All parties with use their best efforts to complete the Sale and Loan Agreement according to the time line referred to. However, delays beyond the control of the parties may necessitate the extension of the Closing Date.

THIS MOU IS NON-BINDING ON THE PARTIES AND THE SALE AND LOAN IS SUBJECT TO THE APPROVAL OF ALL OF THE PARTIES TO THIS AGREEMENT AND THE SATISFACTORY COMPLETION OF:

•	ALL AGREEMENTS SPECIFIED IN THIS MOU
•	DUE DILIGENCE BY QUANTEX
•	NEW BANKING ARRANGEMENTS BY SAMLEX
•	FINANCING OF THIS TRANSACTION

AGREED BY:

/s/ Marcel van Veen	/s/ Marcel van Veen
SAMLEX EUROPE B.V.	Marcel van Veen

/s/ Marcel van Veen	/s/ Jacob van Veen
MRC Holding B.V.	Mati Holding B.V.

/s/ Jacob van Veen	/s/ Jonathon Dugdel
Jacob van Veen	Samlex America Inc.

/s/ Evan Baergen	/s/ Evan Baergen
Quantex Capital (Canada) Corporation	Quantex Capital Corporation